                                                                    EXHIBIT 99.1


[WEATHERFORD LOGO]                                                  NEWS RELEASE


             WEATHERFORD COMPLETES UNIVERSAL COMPRESSION TRANSACTION

HOUSTON, February 12, 2001 -- Weatherford International, Inc. (NYSE: WFT) today announced that it has successfully completed the exchange of Weatherford Global Compression Services for a 48 percent interest in or 13.75 million shares of common stock of Universal Compression Holdings, Inc.

     The completion of the transaction had been contingent upon the refinancing of the outstanding indebtedness of the businesses being combined, as well as the approval of Universal's shareholders and the buyout by Weatherford of the interests of its 36 percent minority partner in Weatherford Global. Those steps have now been completed.

     Universal Compression Holdings, Inc. (NYSE: UCO) is headquartered in Houston, Texas and is a leading natural gas compression service company providing a full range of rental, sales, operations, maintenance and fabrications services and products to the domestic and international gas industry.

     Houston-based Weatherford International, Inc. (www.weatherford.com) is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 50 countries and employs approximately 10,500 people worldwide.

                                      # # #

Contact:

Don Galletly               (713) 693-4148